Exhibit 99.1

Wolfspeed Reports Financial Results for the Third Quarter of Fiscal Year 2025

DURHAM, N.C. May 8, 2025 -- Wolfspeed, Inc. (NYSE: WOLF) today announced its results for the third quarter of fiscal 2025.

Quarterly Financial Highlights (Continuing operations only. All comparisons are to the third quarter of fiscal 2024.)
•Consolidated revenue of $185 million, as compared to $201 million
◦Mohawk Valley Fab contributed $78 million in revenue, as compared to $28 million
•GAAP gross margin of (12)%, compared to 11%
•Non-GAAP gross margin of 2%, compared to 15%
◦GAAP and non-GAAP gross margin includes the impacts of underutilization costs primarily in connection with the start of production at the Mohawk Valley Fab. Underutilization was $26.3 million as compared to $30.4 million.
•GAAP loss per share of ($1.86), compared to ($1.18)
•Non-GAAP loss per share of ($0.72), compared to ($0.62)

“At the beginning of the year, the Company outlined a plan focused on strengthening our capital structure, improving our path to profitability, and raising cost effective capital to support our growth plan. I’m pleased to report that the Board and management have made significant progress against all of the priorities we outlined – completing our $200 million ATM offering, receiving $192 million of our Section 48D cash tax refunds, simplifying the business to focus on our pure-play 200 millimeter capabilities and accelerating our path to cash flow breakeven, and hiring Robert Feurle as Wolfspeed’s new CEO,” said Tom Werner, Chairman of the Board of Wolfspeed. “Most importantly, we continue to work closely with our lenders on ways to address our capital structure so that Wolfspeed has a strong financial foundation to support its continued success.”

Wolfspeed Chief Executive Officer, Robert Feurle, added, “One of the key drivers in my decision to join the Company was Wolfspeed’s enormous potential, underpinned by strong foundational elements. The Company's silicon carbide technology is second to none and the Company has already established a greenfield, best-in-class, fully automated 200-millimeter manufacturing footprint to provide next-gen solutions to our customers. I am aligning the organization to drive innovation across the business and in key strategic verticals that demand quality, reliability, and efficiency—precisely where our purpose-built 200-millimeter platform sets us apart.”

Quarterly Conference Call:

Wolfspeed will host a conference call at 5:00 p.m. Eastern time today to review the highlights of its third quarter results.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed's website at investor.wolfspeed.com/events.cfm.

About Wolfspeed, Inc.

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide, and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.TM Learn more at www.wolfspeed.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses that are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Wolfspeed's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP, and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Forward Looking Statements:

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our plans to grow the business, and optimize our capital structure and access funding. Actual results could differ materially due to a number of factors, including but not limited to, ongoing uncertainty in global economic and geopolitical conditions, such as the ongoing military conflict between Russia and Ukraine and the ongoing conflicts in the Middle East; changes in progress on infrastructure development or changes in customer or industrial demand that could negatively affect product demand, including as a result of an economic slowdown or recession, collectability of receivables and other related matters if consumers and businesses defer purchases or payments, or default on payments; risks associated with our expansion plans, including design and construction delays, cost overruns, the timing and amount of government incentives actually received, including, among other things, any direct grants and tax credits, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to our restructuring costs; our ability to obtain additional funding, including, among other things, from government funding, public or private equity offerings, or debt financings, on favorable terms and on a timely basis, if at all; our ability to take certain actions with respect to our capital and debt structure, including issuing the full amount of senior notes under our agreements with our lenders and restructuring or refinancing our convertible notes; the risk that we do not meet our production commitments to those customers who provide us with capacity reservation deposits or similar payments; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand or scaling back our manufacturing expenses or overhead costs quickly enough to correspond to lower than expected demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; our ability to convert customer design-ins to design-wins and sales of significant volume, and, if customer design-in activity does result in such sales, when such sales will ultimately occur and what the amount of such sales will be; the risk that the markets for our products will not develop as we expect, including the adoption of our products by electric vehicle manufacturers and the overall adoption of electric vehicles; the risk that the economic and political uncertainty caused by the tariffs imposed or announced by the United States on imported goods, and corresponding tariffs and other retaliatory measures imposed by other countries (including China) in response, may continue to negatively impact demand for the Company’s products; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, including production and product mix, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; risks related to international sales and purchases; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that our investments may experience periods of significant market value and interest rate volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain (including managing the impacts of supply constraints in the semiconductor industry and meeting purchase commitments under take-or-pay arrangements with certain suppliers) that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; risks relating to outbreaks of infectious diseases or similar public health events, including the risk of disruptions to our operations, supply chain, including our contract manufacturers, or customer demand; the risk we may be required to record a significant charge to earnings if our remaining goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs; risks associated with strategic transactions; the risk that we are not able to successfully execute or achieve the potential benefits of our efforts to enhance our value; the substantial doubt about the Company’s ability to continue as a going concern; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 30, 2024, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the United States federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

WOLFSPEED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
(in millions of U.S. Dollars, except per share data)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Revenue, net	$185.4	$200.7	$560.6	$606.5
Cost of revenue, net	207.9	178.2	656.5	531.5
Gross (loss) profit	(22.5)	22.5	(95.9)	75.0
Gross margin percentage	(12)%	11%	(17)%	12%

Operating expenses:
Research and development	42.2	52.5	137.5	141.9
Sales, general and administrative	41.1	55.8	154.4	184.8
Factory start-up costs	23.5	14.4	66.0	33.3
Amortization of acquisition-related intangibles	0.3	0.3	0.9	0.9
Loss on disposal or impairment of long-lived assets	31.1	0.6	157.5	1.0
Other operating expense	33.8	5.3	135.4	12.5
Total operating expense	172.0	128.9	651.7	374.4
Operating loss	(194.5)	(106.4)	(747.6)	(299.4)
Operating loss percentage	(105)%	(53)%	(133)%	(49)%

Non-operating expense, net	90.9	42.4	191.9	98.7
Loss before income taxes	(285.4)	(148.8)	(939.5)	(398.1)
Income tax expense	0.1	0.1	0.4	0.6
Net loss from continuing operations	(285.5)	(148.9)	(939.9)	(398.7)
Net loss from discontinued operations	—	—	—	(290.6)
Net loss	($285.5)	($148.9)	($939.9)	($689.3)

Basic and diluted loss per share
Continuing operations	($1.86)	($1.18)	($6.88)	($3.18)
Net loss	($1.86)	($1.18)	($6.88)	($5.49)

Weighted average shares - basic and diluted (in thousands)	153,897	125,830	136,550	125,514

WOLFSPEED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in millions of U.S. Dollars)	March 30, 2025	June 30, 2024
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,329.6	$2,174.6
Accounts receivable, net	164.6	147.4
Inventories	459.1	440.7
Investment tax credit receivable	586.2	—
Prepaid expenses	81.2	56.6
Other current assets	249.5	180.3
Total current assets	2,870.2	2,999.6
Property and equipment, net	3,911.6	3,652.3
Goodwill	359.2	359.2
Intangible assets, net	23.8	23.9
Long-term receivables	3.0	2.3
Other long-term investments	—	79.3
Deferred tax assets	1.1	1.1
Investment tax credit receivable	133.5	641.8
Other assets	271.8	225.1
Total assets	$7,574.2	$7,984.6

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$392.6	$523.6
Contract liabilities and distributor-related reserves	44.6	62.3
Income taxes payable	1.1	1.0
Finance lease liabilities	0.5	0.5
Other current liabilities	179.7	77.9
Total current liabilities	618.5	665.3

Long-term liabilities:
Long-term debt	3,469.8	3,126.2
Convertible notes, net	3,042.0	3,034.9
Deferred tax liabilities	10.8	10.8
Finance lease liabilities - long-term	8.5	8.9
Other long-term liabilities	211.9	256.4
Total long-term liabilities	6,743.0	6,437.2

Shareholders’ equity:
Common stock	0.2	0.2
Additional paid-in-capital	4,085.2	3,821.9
Accumulated other comprehensive loss	(4.4)	(11.6)
Accumulated deficit	(3,868.3)	(2,928.4)
Total shareholders’ equity	212.7	882.1
Total liabilities and shareholders’ equity	$7,574.2	$7,984.6

WOLFSPEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended
(in millions of U.S. Dollars)	March 30, 2025	March 31, 2024
Operating activities:
Net loss	($939.9)	($689.3)
Net loss from discontinued operations	—	(290.6)
Net loss from continuing operations	(939.9)	(398.7)
Adjustments to reconcile net loss to cash used in operating activities of continuing operations:
Depreciation and amortization	191.7	135.7
Amortization of debt issuance costs and discount, net of non-cash capitalized interest	34.7	21.7
Stock-based compensation	62.7	63.9
Unrealized loss (gain) on equity investment	9.2	(7.3)
Loss on disposal or impairment of property and equipment	152.7	1.0
Impairment of ROU Assets	4.8	—
Amortization of premium on investments, net	(7.8)	(21.4)
Paid-in-kind interest on long-term debt	75.5	—
Deferred income taxes	—	0.1
Changes in operating assets and liabilities:
Accounts receivable, net	(17.2)	30.5
Inventories	(20.8)	(132.9)
Prepaid expenses and other assets	7.3	(83.6)
Accounts payable	(16.7)	(48.2)
Accrued salaries and wages and other liabilities	22.5	(4.3)
Contract liabilities and distributor-related reserves	(27.9)	11.7
Net cash used in operating activities of continuing operations	(469.2)	(431.8)
Net cash used in operating activities of discontinued operations	—	(54.3)
Cash used in operating activities	(469.2)	(486.1)

Investing activities:
Purchases of property and equipment	(1,059.5)	(1,629.7)
Purchases of patent and licensing rights	(3.9)	(4.3)
Proceeds from sale of property and equipment	1.0	0.4
Purchases of short-term investments	(243.2)	(1,488.6)
Proceeds from maturities of short-term investments	773.1	1,244.1
Proceeds from sale of short-term investments	39.4	52.7
Reimbursement of capital expenditures from incentives and investment credits	238.6	178.4
Proceeds from sale of business	—	75.6
Net cash used in investing activities of continuing operations	(254.5)	(1,571.4)
Net cash used in investing activities of discontinued operations	—	(3.1)
Cash used in investing activities	(254.5)	(1,574.5)

Financing activities:
Proceeds from long-term debt borrowings	240.0	1,500.0
Payments of debt issuance costs and commitment fees	(40.2)	(46.0)
Proceeds from issuance of common stock	203.9	10.9
Tax withholding on vested equity awards	(3.9)	(17.5)
Payments on long-term debt borrowings, including finance lease obligations	(0.4)	(0.3)
Incentive-related escrow refunds	10.0	—
Commitment fees on long-term incentive agreement	(1.5)	(1.0)
Net cash provided by financing activities of continuing operations	407.9	1,446.1
Cash provided by financing activities	407.9	1,446.1
Effects of foreign exchange changes on cash and cash equivalents	0.1	(0.1)
Net change in cash and cash equivalents	(315.7)	(614.6)
Cash and cash equivalents:
Cash and cash equivalents, beginning of period	1,045.9	1,757.0
Cash and cash equivalents, end of period	$730.2	$1,142.4

Product Line Revenue

	Three months ended		Nine months ended
(in millions of U.S. Dollars)	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Power Products	$107.5	$102.1	$295.4	$311.0
Materials Products	77.9	98.6	265.2	295.5
Total	$185.4	$200.7	$560.6	$606.5

Non-GAAP Measures of Financial Performance
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Wolfspeed uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating income (expense), net, non-GAAP net (loss) income, non-GAAP diluted (loss) earnings per share, EBITDA, adjusted EBITDA and free cash flow. These measures are presented for continuing operations only.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Wolfspeed's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Wolfspeed's results of operations in conjunction with the corresponding GAAP measures.
Wolfspeed believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Wolfspeed has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Wolfspeed's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Wolfspeed's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Wolfspeed excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its Employee Stock Purchase Program. Wolfspeed excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Amortization or impairment of acquisition-related intangibles. Wolfspeed incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Wolfspeed excludes these items because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Asset impairment. Wolfspeed incurred impairment charges on certain assets under construction in connection with the restructuring plan. The carrying value of the impaired assets has been reduced to an estimated salvage value. Wolfspeed does not believe this expense is reflective of ongoing operating results.
Legal Settlement. In the third quarter of fiscal 2025, Wolfspeed incurred costs to settle legal matters that were considered outside the ordinary course of business, given the nature of the litigation and remedies sought. Wolfspeed excludes these extraordinary items because Wolfspeed believes they are not indicative of Wolfspeed's overall operating performance.

Loss on customs matter. In the third quarter of fiscal 2024, Wolfspeed accrued a liability for payment of customs duties totaling approximately $7.7 million for alleged undervalued duties related to transactions by the Company's former Lighting Products business unit from 2012 to 2017. In fiscal 2023, Wolfspeed received an arbitration award in relation to a former customer failing to fulfill contractual obligations to purchase a certain amount of product over a period of time. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Project, transformation and transaction costs. The Company has incurred professional services fees and other costs associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing the Company's administrative processes. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Restructuring and facility closure costs. During the first quarter of fiscal 2025, the Company began to incur costs to optimize its operating model and accelerate its transition to 200mm silicon carbide offerings through facility closures and headcount reduction initiatives. Wolfspeed does not include these expenses when evaluating core operating activities for strategic decision making, forecasting future results and evaluating current performance, as these activities may be non-recurring, unusual, infrequent or directly related to an event that is distinct and non-reflective of the Company's ongoing business operations. Restructuring and facility closure costs primarily consist of severance, asset-related charges and other closure-related costs related to facilities in the process of closing or already closed. Other closure-related costs primarily consist of contract termination costs, manufacturing transition charges and certain inventory abandonments that are directly attributable to a facility closure. Contract termination costs relate to penalties incurred to terminate vendor arrangements that are directly attributable to a facility closure. Manufacturing transition charges include non-productive manufacturing expenses incurred during the period from when shutdown activities commence to when a facility is closed. Inventory abandonments relate to identification and disposal of inventory that will not be utilized after a product line is transferred to a new manufacturing location. Loss on disposition of assets results from abandonment of non-productive assets in accordance with a restructuring plan.
Executive severance costs. The Company has incurred costs in conjunction with the termination of key executive personnel. Wolfspeed excludes these items because Wolfspeed believes they have no direct correlation to the ongoing operating results of Wolfspeed's business.
Amortization of discount and debt issuance costs, net of capitalized interest. The issuance of the Company's convertible senior notes in April 2020, February 2022 and November 2022, the sale of the Company's 2030 senior secured notes in June 2023, and the receipt of deposits in connection with an unsecured customer refundable deposit agreement in July 2023 and in the second half of fiscal 2024 results in amortization of discount and debt issuance costs. Wolfspeed excludes amortization of discount and debt issuance costs from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not use to evaluate core operating performance.
Loss (gain) on Wafer Supply Agreement. In connection with the completed sale of the LED Products business unit to SMART Global Holdings, Inc., and its wholly owned subsidiary, the Company entered into a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company supplies CreeLED, Inc. with certain silicon carbide materials and fabrication services for up to four years. Wolfspeed excludes the financial impact of this agreement because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Gain (loss) on equity investment. The Company received shares of MACOM common stock in connection with the RF Business Divestiture. These shares are accounted for utilizing the fair value option and changes in the fair value of the shares are recognized in income. Wolfspeed excludes the impact of these gains or losses from its non-GAAP measures because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Income tax adjustment. This amount reconciles GAAP tax (benefit) expense to a calculated non-GAAP tax (benefit) expense utilizing a non-GAAP tax rate. The non-GAAP tax rate estimates an appropriate tax rate if the listed non-GAAP items were excluded. This reconciling item adjusts non-GAAP net (loss) income to the amount it would be if the calculated non-GAAP tax rate was applied to non-GAAP (loss) income before income taxes.
Wolfspeed may incur some of these same expenses, including income taxes associated with these expenses, in future periods.

In addition to the non-GAAP measures discussed above, Wolfspeed also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows from continuing operations, less net purchases of property and equipment and patent and licensing rights. Wolfspeed considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Wolfspeed's business, make strategic acquisitions and strengthen the balance sheet. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

WOLFSPEED, INC.
Reconciliation of GAAP to Non-GAAP Measures - Continuing Operations Only
(in millions of U.S. Dollars, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
GAAP gross (loss) profit	($22.5)	$22.5	($95.9)	$75.0
GAAP gross margin percentage	(12)%	11%	(17)%	12%
Adjustments:
Stock-based compensation expense	9.7	7.6	27.2	20.0
Restructuring and facility closure costs	16.8	—	82.5	—
Non-GAAP gross profit	$4.0	$30.1	$13.8	$95.0
Non-GAAP gross margin percentage	2%	15%	2%	16%

Non-GAAP Operating Loss

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
GAAP operating loss	($194.5)	($106.4)	($747.6)	($299.4)
GAAP operating loss percentage	(105)%	(53)%	(133)%	(49)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	9.7	7.6	27.2	20.0
Research and development	3.1	3.0	9.2	9.1
Sales, general and administrative	6.0	11.2	26.3	34.8
Total stock-based compensation expense	18.8	21.8	62.7	63.9
Amortization of acquisition-related intangibles	0.3	0.3	0.9	0.9
Legal settlements	17.0	—	17.0	—
Project, transformation and transaction costs	6.8	5.3	20.6	12.5
Restructuring and facility closure costs:
Cost of revenue, net	16.8	—	82.5	—
Other operating expense	10.0	—	95.0	—
Total restructuring and other costs	26.8	—	177.5	—
Executive severance costs	—	—	1.4	—
Asset impairment	30.7	—	155.2	—
Total adjustments to GAAP operating loss	100.4	27.4	435.3	77.3
Non-GAAP operating loss	($94.1)	($79.0)	($312.3)	($222.1)
Non-GAAP operating loss percentage	(51)%	(39)%	(56)%	(37)%

Non-GAAP Non-Operating (Expense) Income, net

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
GAAP non-operating expense, net	($90.9)	($42.4)	($191.9)	($98.7)
Adjustments:
Loss on customs matter	—	7.7	—	7.7
Gain on equity investment	24.9	(1.9)	9.2	(7.3)
Amortization of discount and debt issuance costs, net of capitalized interest	14.5	7.0	34.5	21.6
Loss on Wafer Supply Agreement	—	6.9	9.2	20.4
Non-GAAP non-operating expense, net	($51.5)	($22.7)	($139.0)	($56.3)

Non-GAAP Net Loss

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
GAAP net loss from continuing operations	($285.5)	($148.9)	($939.9)	($398.7)
Adjustments:
Stock-based compensation expense	18.8	21.8	62.7	63.9
Amortization of acquisition-related intangibles	0.3	0.3	0.9	0.9
Legal settlements	17.0	—	17.0	—
Project, transformation and transaction costs	6.8	5.3	20.6	12.5
Executive severance costs	—	—	1.4	—
Restructuring and facility closure costs	26.8	—	177.5	—
Asset impairment	30.7	—	155.2	—
Loss on customs matter	—	7.7	—	7.7
Gain on equity investment	24.9	(1.9)	9.2	(7.3)
Amortization of discount and debt issuance costs, net of capitalized interest	14.5	7.0	34.5	21.6
Loss on Wafer Supply Agreement	—	6.9	9.2	20.4
Total adjustments to GAAP net loss before provision for income taxes	139.8	47.1	488.2	119.7
Income tax adjustment - benefit	34.9	24.1	102.5	65.1
Non-GAAP net loss	($110.8)	($77.7)	($349.2)	($213.9)

Non-GAAP diluted loss per share	($0.72)	($0.62)	($2.56)	($1.70)
Non-GAAP weighted average shares (in thousands)	153,897	125,830	136,550	125,514

Adjusted EBITDA

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
GAAP net loss	($285.5)	($148.9)	($939.9)	($398.7)
Reconciling items to EBITDA (Non-GAAP)
Income tax expense	0.1	0.1	0.4	0.6
Interest expense	65.9	29.4	171.8	76.6
Depreciation and amortization	53.9	47.0	191.7	135.7
EBITDA (Non-GAAP)	(165.6)	(72.4)	(576.0)	(185.8)

Reconciling items to adjusted EBITDA (Non-GAAP)
Stock based compensation	18.8	21.8	62.7	63.9
Project, transformation and transaction costs	6.8	5.3	20.6	12.5
Executive severance costs	—	—	1.4	—
Legal settlements	17.0	—	17.0	—
Loss on customs matter	—	7.7	—	7.7
Gain on equity investment	24.9	(1.9)	9.2	(7.3)
Restructuring and facility closure costs(1)	22.2	—	130.5	—
Asset impairment	30.7	—	155.2	—
Loss on Wafer Supply Agreement	—	6.9	9.2	20.4
Adjusted EBITDA (Non-GAAP)	($45.2)	($32.6)	($170.2)	($88.6)

(1)Excludes restructuring-related depreciation of $4.6 and $47.0 million included in "Depreciation and amortization" for the three and nine months ended March 30, 2025 respectively.

Free Cash Flow

	Three months ended		Nine months ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net cash used in operating activities	($142.1)	($136.2)	($469.2)	($431.8)
Less: PP&E spending, net of reimbursements from long-term incentive agreement	(24.1)	(478.5)	(820.9)	(1,451.3)
Less: Patents spending	(1.5)	(1.1)	(3.9)	(4.3)
Total free cash flow	($167.7)	($615.8)	($1,294.0)	($1,887.4)

Contact:
Tyler Gronbach
Wolfspeed, Inc.
Vice President of External Affairs
Phone: 919-407-4820
investorrelations@wolfspeed.com

Source: Wolfspeed, Inc.